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As filed with the Securities and Exchange Commission on September 19, 2013.

Registration No. 333-190695

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCKET FUEL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	30-0472319 (I.R.S. Employer Identification Number)

350 Marine Parkway
Marina Park Center
Redwood City, CA 94065
(650) 595-1300

(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

George H. John
Chief Executive Officer
Rocket Fuel Inc.
350 Marine Parkway
Marina Park Center
Redwood City, CA 94065
(650) 595-1300
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Steven E. Bochner Rachel B. Proffitt Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	JoAnn C. Covington General Counsel Chief Privacy Officer Rocket Fuel Inc. 350 Marine Parkway Marina Park Center Redwood City, CA 94065 (650) 595-1300	Mark C. Stevens Jeffrey R. Vetter James D. Evans Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Accelerated filer ☐	Smaller reporting company ☐

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-190695) is being filed solely for the purpose of filing Exhibit 1.1 as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$18,196
FINRA filing fee	20,510
Exchange listing fee	150,000
Printing and engraving	338,000
Legal fees and expenses	2,460,168
Accounting fees and expenses	1,394,502
Blue sky fees and expenses (including legal fees)	20,000
Transfer agent and registrar fees	30,000
Miscellaneous	430,438

Total	$4,861,814

ITEM 14.   Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

        On completion of this offering, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's amended and restated certificate of incorporation will include provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

        In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant will provide that:

  •
  The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  •
  The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

  •
  The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  •
  The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant's board of directors or brought to enforce a right to indemnification.

  •
  The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

  •
  The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

        The Registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

        These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.    Recent Sales of Unregistered Securities.

        During the last three years, the Registrant has issued the following unregistered securities:

Sales of Preferred Stock

        In March 2011, the Registrant sold an aggregate of 1,116,030 shares of its Series C preferred stock to a total of five accredited investors at a purchase price of $5.869 per share, for an aggregate purchase price of approximately $6,550,000.

        From April 2012 to June 2012, the Registrant sold an aggregate of 2,932,675 shares of its Series C-1 preferred stock to a total of 11 accredited investors at a purchase price of $11.764 per share, for an aggregate purchase price of approximately $34,500,000.

Stock Option and Common Stock Issuances

        From September 1, 2010 through August 31, 2013, pursuant to the terms of the Registrant's 2008 Equity Incentive Plan, or 2008 Plan, the Registrant granted to its officers, directors, employees, consultants and other service providers options to purchase an aggregate of 8,604,753 shares of common stock at exercise prices ranging from $0.27 to $20.05 per share.

        From September 1, 2010 through August 31, 2013, pursuant to the terms of the Registrant's 2008 Plan, the Registrant granted to its officers, directors, employees, consultants and other service providers an aggregate of 104,774 shares of common stock in exchange for services, for an aggregate dollar value of $92,342.78.

        From September 1, 2010 through August 31, 2013, pursuant to the terms of the Registrant's 2008 Equity Incentive Plan, the Registrant granted to its officers, directors, employees, consultants and other service providers restricted stock units for an aggregate of 40,150 shares of its common stock in exchange for services.

        From September 1, 2010 through August 31, 2013, pursuant to the terms of our 2008 Plan, the Registrant issued and sold to its officers, directors, employees, consultants and other service providers an aggregate of 1,384,936 shares of common stock upon the exercise of options at exercise prices ranging from $0.13 to $15.33 per share, for an aggregate exercise price of $1,763,368.16.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of (i) Section 4(2) of the Securities Act as transactions not involving a public offering or (ii) Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

ITEM 16.    Exhibits and Financial Statement Schedules

        (a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

        (b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on September 19, 2013.

ROCKET FUEL INC.
By:	/s/ George H. John George H. John Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George H. John George H. John	Co-Founder, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 19, 2013
/s/ J. Peter Bardwick J. Peter Bardwick	Chief Financial Officer (Principal Accounting and Financial Officer)	September 19, 2013
/s/ Richard Frankel Richard Frankel	Co-Founder, President and Director	September 19, 2013
* Susan L. Bostrom	Director	September 19, 2013
* Ronald E. F. Codd	Director	September 19, 2013
* William Ericson	Director	September 19, 2013
* John Gardner	Director	September 19, 2013
* Clark Kokich	Director	September 19, 2013
* Monte Zweben	Director	September 19, 2013

*by:	/s/ George H. John George H. John As Attorney-in-fact

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement.
3.1	#	Sixth Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.
3.2	#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
3.3	#	Bylaws of the Registrant, as currently in effect.
3.4	#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
4.1	#	Form of the Registrant's common stock certificate.
5.1	#	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	#	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2	#	Warrant to Purchase Stock issued to Comerica Bank, dated as of April 7, 2010.
10.3	#	Loan and Security Agreement by and between the Registrant and Comerica Bank, dated as of April 7, 2010, as amended and currently in effect.
10.4	#
Lease, dated as of February 17, 2009, by and between 350 Marine Parkway LLC, Gillikin Trade LLC, Lewis Trade LLC, Spiegl Trade LLC, Welsh Trade LLC, and the Registrant, as amended and currently in effect.
10.5	#	Office Lease, dated as of August 7, 2013, by and between VII Pac Shores Investors, L.L.C. and the Registrant.
10.6	#	Lease, dated as of July 31, 2013, by and between VNO 100 West 33rd Street LLC, and the Registrant.
10.7	#	The Registrant's 2008 Equity Incentive Plan, including form agreements, as amended and currently in effect.
10.8	#	The Registrant's 2013 Equity Incentive Plan, including form agreements, to be in effect upon completion of the offering.
10.9	#	The Registrant's 2013 Employee Stock Purchase Plan, including form agreements, to be in effect upon the completion of the offering.
10.10	#	Executive Incentive Compensation Plan.
10.11	#	Outside Director Compensation Policy.
10.12	#	Offer Letter between the Registrant and Monte Zweben, dated as of January 29, 2010.
10.13	#	Offer Letter between the Registrant and Clark Kokich, dated as of April 5, 2011.
10.14	#	Offer Letter between the Registrant and Ronald E.F. Codd, dated as of February 16, 2012.
10.15	#	Offer Letter between the Registrant and Susan L. Bostrom, dated as of February 4, 2013.
10.16	#
Fourth Amended and Restated Investors' Rights Agreement, dated as of June 15, 2012, by and among the Registrant, George H. John, Richard Frankel, Abhinav Gupta and the investors listed on Exhibit A attached thereto.
21.1	#	List of subsidiaries of the Registrant.

Exhibit No.		Description of Exhibit
23.1	#	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	#	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1	#	Power of Attorney.

#
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution
  ITEM 14. Indemnification of Directors and Officers
  ITEM 15. Recent Sales of Unregistered Securities.
  ITEM 16. Exhibits and Financial Statement Schedules
  ITEM 17. Undertakings
SIGNATURES
EXHIBIT INDEX